Exhibit 10.1

Shengtai Pharmaceutical, Inc.
November 1, 2011
Tao Jin
10th Floor, China World Tower (Phase III)
No.1 Jianguo Menwai Avenue
Beijing 100004, China

Dear Tao Jin:

On behalf of the Board of Directors of Shengtai Pharmaceutical, Inc. (the “Company”), it is my pleasure to extend you an offer to become a member of the Board of Director of the Company. Speaking for myself, as well as the other members of the Company’s Board and management team, we all look forward to working with you.

The Company will expect that, as a member of the Board of Directors, you participate in person or by phone in substantially all of the Board’s regularly scheduled meeting as well as the meetings of Board committees to which you are appointed .We request that you attend in person as many meetings as possible. The Board meetings are generally held at the Company’s offices in Changda Road East, Development District, Changle County, Shandong, China. Additionally, the Company is extending you this offer in the expectation that the Board of Directors will appoint you as Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating Committee.

If you choose to accept our offer, you are entitled to an annual director’s fee of US$30,000, or its RMB equivalent, as applicable, less payroll deductions and all required withholdings, if any. Your annual fee will be payable quarterly. You are recommended to seek professional advice on whether the amount of any remuneration payable to you as directors of the Company is subject to US or New York tax and if so, to include the details of such remuneration in your tax returns.

Should you choose to accept our offer, I anticipate that your appointment as a Director will be approved by a consent signed by the Board of Directors. Your appointment to the Board is initially for a term of 12 months from the date you accept this offer, or until the next annual shareholder meeting, or until your successor has been duly appointed or elected, whichever is the earlier, but both you and the Board can terminate this appointment at will during your appointment period.

We look forward to working with you to make Shengtai Pharmaceutical, Inc. a great success. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.

Very truly yours,

SHENGTAI PHARMACEUTICAL, INC.

By: /s/Qingtai Liu Qingtai Liu Chairman of the Board of Direcors

ACCEPTED AND AGREED:

Tao Jin

/s/ Tao Jin
Signature

November 1, 2011
Date